Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

- Record Full Year Revenue and Cash Flow from Operations -

- Net Loss of $30.9 million; Basic and Diluted Net Loss Per Share of $1.57 -

- Significant Increase in Diluted Adjusted Net Income Per Share1 -

- Record Full Year Consolidated Adjusted EBITDA1 -

- Expansion in Segment Level and Consolidated Adjusted EBITDA1

as Percent of Revenue for Full Year -

- Continued Success Consolidating Fragmented Industry with Highly Accretive Acquisitions -

- Advanced R&D Initiatives and Expanded IP and Technology Portfolio -

- Provides Full Year 2024 Revenue and Consolidated Adjusted EBITDA1 Outlook -

Little Rock, Arkansas (February 29, 2024) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the fourth quarter and full year ended December 31, 2023.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “Our record full year results reflect continued strength across our business. Demand for our unique, integrated solutions remains at all-time highs given another year of exceptional customer revenue retention2 at 96% and cross-selling3 activity increasing to 51% of full year revenue. Despite the acquisition of Matrix, which was a low margin business at the time of acquisition, our Consolidated Adjusted EBITDA1 as a percent of revenue increased for the full year given the strength of the rest of our business and the improvement of Matrix’s margins as we’ve integrated them. Our strong performance resulted in record full year cash generated from operations and enabled us to continue investing for future growth.”

“We are particularly proud of the continued success of our R&D efforts, which help solve major environmental challenges and create value for our stockholders. Our team filed for nine unique patents in 2023 addressing several emerging and potentially significant market opportunities. We expanded our portfolio of PFAS treatment technologies to meet the needs of our clients with wastewater and landfill challenges given pending U.S. environmental regulations. We are also helping many of our clients and communities with air quality monitoring and greenhouse gas measurement. We use next generation sensors and proprietary software in response to the U.S. EPA’s focus on the impact of air quality on disadvantaged communities.”

“Building on our strong momentum, we believe we are well positioned to achieve another year of outstanding performance in 2024. Our 2024 expectation is for low double-digit organic revenue growth, continued margin expansion, and continued strong cash flow generation given substantive end-market tailwinds and increased predictability in our business.”

_______________________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income and Diluted Adjusted Net Income per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.
(2)
Customer revenue retention defined as the percentage of revenue excluding CTEH from customers in 2022 that recurred in 2023. Environmental emergency response revenue is excluded from the calculation in light of episodic nature of emergency response work.
(3)
Cross-selling activity defined as the percentage of total revenue from customers purchasing two or more Montrose services within the same fiscal year.

“In addition, both our acquisition pipeline and patent development pipeline remain very robust. Two accretive acquisitions have already been completed this year. Collectively, we believe these expected results and sustained execution will help us continue to deliver stellar shareholder value.”

Fourth Quarter 2023 Results

Total revenue in the fourth quarter of 2023 was $165.7 million compared to $139.5 million in the prior year quarter, an increase of 18.8%. The increase in revenues was primarily due to the acquisition of Matrix, organic revenue growth in the Assessment, Permitting and Response segment, organic growth in the Measurement and Analysis segments, the contribution of environmental emergency response business, and the contributions of acquisitions, partially offset by lower revenues in a specialty lab that was discontinued, the timing of PFAS projects given delays in U.S. EPA PFAS regulations, and a shift in focus of our biogas business towards higher margin services. Excluding revenue from discontinued services, of $2.9 million and $4.1 million, in the fourth quarters of 2023 and 2022, respectively, revenue in the fourth quarter of 2023 was $162.8 million compared to $135.4 million in the prior year quarter, an increase of 20.2% over the prior year period.

Net loss was $(1.4) million, or a loss of $(0.18) per share basic and diluted, in the fourth quarter of 2023 compared to a net loss of $(10.8) million, or a loss of $(0.50) per share basic and diluted, in the prior year quarter. The year-over-year reduction in net loss was primarily attributable to a net gain from fair value adjustments related to our Series A-2 preferred stock conversion option and interest rate swaps, as well as an income tax benefit in the current year, compared to a net loss from fair value adjustments related to our Series A-2 preferred stock conversion option and interest rate swaps and an income tax expense in the prior year, partially offset by a higher net operating loss and higher interest in the current year.

Adjusted Net Income1 was $10.6 million, and Diluted Adjusted Net Income per Share1 was $0.27, in the fourth quarter of 2023 compared to Adjusted Net Income1 of $9.0 million, and Diluted Adjusted Net Income per Share1 of $0.25 in the prior year quarter. Diluted Adjusted Net Income per Share1 calculated as Adjusted Net Income1 attributable to stockholders divided by fully diluted shares.

Fourth quarter 2023 Consolidated Adjusted EBITDA1 was $17.5 million, compared to $17.8 million in the prior year quarter. Excluding Consolidated Adjusted EBITDA1 from discontinued services of zero and $2.2 million in the fourth quarters of 2023 and 2022, respectively, Consolidated Adjusted EBITDA1 in the fourth quarter of 2023 was $17.5 million, compared to $15.6 million in the prior year quarter. The increase in Consolidated Adjusted EBITDA1, excluding results from discontinued services, was due to higher revenues. Lower Consolidated Adjusted EBITDA1 as a percentage of revenues was driven primarily by the acquisition of Matrix.

Full Year 2023 Results

Total revenue in the full year 2023 increased 14.7% to $624.2 million compared to $544.4 million in the prior year. The increase in revenues was primarily due to 24.3% organic growth in the Assessment, Permitting and Response segment, 17.0% organic growth in the Measurement and Analysis segment, an increase in environmental emergency response revenues, and the contributions of acquisitions, partially offset primarily by lower revenues from discontinued services and lower revenue from our ECT2 service offering. Our ECT2 service offering was lower year-over-year due to the wind down of certain large PFAS projects, delays in the timing of EPA PFAS regulations and a strategic shift in our biogas business towards higher margin services. Total organic revenue growth was 2% for the year and has averaged 15% per annum since 2020 (the year of our IPO). Excluding revenue from discontinued services, of $8.8 million and $20.6 million, in full year 2023 and 2022, respectively, total revenue in full year 2023 was $615.4 million compared to $523.8 million in the prior year, an increase of 17.5% over the prior year.

Net loss was $(30.9) million, or $(1.57) per share basic and diluted, in the full year 2023 compared to a net loss of $(31.8) million, or $(1.62) per share basic and diluted, in the prior year. The year-over-year change was primarily attributable to an increase in the net gain from fair value adjustments related to our Series A-2 preferred stock conversion option and interest rate swaps in the current year compared to the prior year, as well as an income tax benefit in the current year, partially offset by higher interest expense and an increase in loss from operations in the current year and an income tax expense in the prior year.

Adjusted Net Income1 was $39.7 million, and Diluted Adjusted Net Income per Share1 was $1.07, in the full year 2023 compared to Adjusted Net Income1 of $30.9 million, and Diluted Adjusted Net Income per Share1 of $0.86, in the prior year.

Consolidated Adjusted EBITDA1 for the full year 2023 was $78.6 million compared to $66.2 million in the prior year, an increase of 18.7%. Excluding Consolidated Adjusted EBITDA1 from discontinued services of zero and $2.1 million in 2023 and 2022, respectively, Consolidated Adjusted EBITDA1 in 2023 was $78.6 million, compared to $64.1 million in the prior year, an increase of 22.6%. The increase in Adjusted Net Income1, Diluted Adjusted Net Income per Share1, and Consolidated Adjusted EBITDA1 was primarily due to higher revenues.

Operating Cash Flow, Liquidity and Capital Resources

Cash provided by operating activities for the full year ended December 31, 2023 was $56.0 million compared to cash provided by operating activities of $20.6 million in the prior year period, an increase of $35.4 million, or 171.3%. Cash flow from operations includes payment of contingent consideration of $0.6 million and $19.5 million in the current and prior year, respectively. Excluding these acquisition-related contingent earnout payments, which are not part of day-to-day operations, cash flow from operating activities was $56.6 million compared to $40.1 million in the prior year period, an increase of $16.5 million, or 41.1%.

As of December 31, 2023, we had total debt, before debt issuance costs, of $164.6 million and $148.2 million of liquidity, including $23.2 million of cash and $125.0 million of availability on our revolving credit facility.

As of December 31, 2023, Montrose’s net leverage ratio under its credit facility, which includes recently completed acquisitions and acquisition-related contingent earnout payments that may become payable in cash, was 1.9 times.

In January 2024, Montrose voluntarily redeemed $60.0 million of the outstanding Convertible and Redeemable Series A-2 Preferred Stock with cash. Following this redemption, the principal balance of the Series A-2 Preferred Stock outstanding was reduced to $122.2 million and remains classified as mezzanine equity.

In February 2024, the Company amended its Senior Secured Credit Agreement, to provide for an additional $100.0 million in credit availability, comprised of an additional $50.0 million term loan and $50.0 million revolving credit facility.

Acquisitions

In January 2024, Montrose acquired Epic Environmental Pty Ltd, a leading environmental consultancy in Australia. Headquartered in Brisbane, Epic Environmental is part of the Company’s Remediation and Reuse segment.

In February 2024, Montrose acquired Two Dot Environmental Consulting, LLC, a leading environmental consultancy focused on energy and renewable energy clients in the Rocky Mountain region of the U.S. Two Dot is part of the Company’s Remediation and Reuse segment.

Full Year 2024 Outlook

The Company is initiating its full year 2024 outlook for Revenue to be in the range of $675 million to $725 million. Consolidated Adjusted EBITDA1 is expected to be in the range of $90 million to $95 million. The midpoints of the ranges incorporate an expectation of low double digit organic revenue growth and continued year-on-year Consolidated Adjusted EBITDA1 margin expansion.

Our Revenue and Consolidated Adjusted EBITDA1 outlook does not include any benefit from future acquisitions.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 29, 2024 at 8:30 a.m. Eastern time to discuss fourth quarter and full year financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-844-826-3035 (Domestic) and 1-412-317-5195 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With over 3,100 employees across 100+ locations worldwide, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Sarah Kaiser

(225) 955-1702

pr@montrose-env.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

	(Unaudited)
	For the Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
REVENUES	$165,742	$139,514	$624,208	$544,416
COST OF REVENUES (exclusive of depreciation and amortization)	101,919	90,833	383,903	351,882
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	61,100	45,175	222,861	176,295
FAIR VALUE CHANGES IN BUSINESS ACQUISITION CONTINGENCIES	(330)	245	84	(3,227)
DEPRECIATION AND AMORTIZATION	11,964	11,551	45,780	47,479
LOSS FROM OPERATIONS	(8,911)	(8,290)	(28,420)	(28,013)
OTHER INCOME (EXPENSE)
Other income (expense)	5,934	(935)	4,374	3,683
Interest expense—net	(2,286)	(1,229)	(7,793)	(5,239)
Total other income (expense)—net	3,648	(2,164)	(3,419)	(1,556)
LOSS BEFORE (BENEFIT) EXPENSE FROM INCOME TAXES	(5,263)	(10,454)	(31,839)	(29,569)
INCOME TAX (BENEFIT) EXPENSE	(3,822)	358	(980)	2,250
NET LOSS	$(1,441)	$(10,812)	$(30,859)	$(31,819)
EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	73	(45)	(231)	(28)
COMPREHENSIVE LOSS	(1,368)	(10,857)	(31,090)	(31,847)
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(4,100)	(4,100)	(16,400)	(16,400)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(5,541)	(14,912)	(47,259)	(48,219)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC AND DILUTED	30,185	29,720	30,058	29,688
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— BASIC AND DILUTED	$(0.18)	$(0.50)	$(1.57)	$(1.62)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$23,240	$89,828
Accounts receivable—net	112,360	94,711
Contract assets	51,629	52,403
Prepaid and other current assets	13,668	10,292
Income tax receivable	27	694
Total current assets	200,924	247,928
NON-CURRENT ASSETS:
Property and equipment—net	56,825	36,045
Operating lease right-of-use asset—net	32,260	26,038
Finance lease right-of-use asset—net	13,248	9,840
Goodwill	364,449	323,868
Other intangible assets—net	140,813	142,107
Other assets	8,267	6,088
TOTAL ASSETS	$816,786	$791,914
LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$59,920	$63,412
Accrued payroll and benefits	34,660	20,528
Business acquisitions contingent consideration, current	3,592	3,801
Current portion of operating lease liabilities	9,963	7,895
Current portion of finance lease liabilities	3,956	3,775
Current portion of long-term debt	14,196	12,031
Total current liabilities	126,287	111,442
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	2,448	4,454
Other non-current liabilities	6,569	13
Deferred tax liabilities—net	6,064	5,742
Conversion option	19,017	25,731
Operating lease liability—net of current portion	25,048	19,437
Finance lease liability—net of current portion	8,185	6,486
Long-term debt—net of deferred financing fees	148,988	152,494
Total liabilities	342,606	325,799
COMMITMENTS AND CONTINGENCIES
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 at December 31, 2023 and 2022; aggregate liquidation preference of $182.2 million at December 31, 2023 and 2022	152,928	152,928
STOCKHOLDERS’ EQUITY:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at December 31, 2023 and 2022; issued and outstanding shares: 30,190,231 and 29,746,793 at December 31, 2023 and 2022, respectively	—	—
Additional paid-in capital	531,831	492,676
Accumulated deficit	(210,356)	(179,497)
Accumulated other comprehensive (loss) income	(223)	8
Total stockholders’ equity	321,252	313,187
TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$816,786	$791,914

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2023	2022
OPERATING ACTIVITIES:
Net loss	$(30,859)	$(31,819)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for bad debt	3,142	(1,097)
Depreciation and amortization	45,780	47,479
Amortization of right-of-use asset	10,194	9,289
Stock-based compensation expense	47,267	43,290
Fair value changes in financial instruments	(4,129)	(3,396)
Fair value changes in business acquisition contingencies	84	(3,227)
Deferred income taxes	(980)	2,250
Other	(84)	349
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(2,923)	4,394
Prepaid expenses and other current assets	(918)	(1,763)
Accounts payable and other accrued liabilities	(8,912)	(9,878)
Accrued payroll and benefits	9,464	(6,830)
Payment of contingent consideration	(611)	(19,457)
Change in operating leases	(10,493)	(8,935)
Net cash provided by operating activities	$56,022	$20,649
INVESTING ACTIVITIES:
Proceeds from corporate owned and property insurance	573	329
Purchases of property and equipment	(29,578)	(9,583)
Proceeds from the sale of property and equipment	971	174
Proprietary software development and other software costs	(3,352)	(593)
Payment of purchase price true ups	(1,425)	(389)
Minority investments	(2,626)	—
Cash paid for acquisitions—net of cash acquired	(66,187)	(28,625)
Net cash used in investing activities	$(101,624)	$(38,687)
FINANCING ACTIVITIES:
Repayment of term loans	(12,211)	(8,750)
Proceeds from the aircraft loan	10,935	—
Repayment of aircraft loan	(591)	—
Payment of contingent consideration and other purchase price true ups	(1,949)	(11,107)
Repayment of finance leases	(4,584)	(3,967)
Payments of deferred offering costs	—	(183)
Proceeds from issuance of common stock for exercised stock options	4,690	1,643
Dividend payment to the series A-2 shareholders	(16,400)	(16,400)
Net cash used in financing activities	$(20,110)	$(38,764)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(65,712)	$(56,802)
Foreign exchange impact on cash balance	(876)	(111)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	89,828	146,741
End of period	$23,240	$89,828
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$8,059	$6,514
Cash paid for income tax, net	$997	$789
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment	$1,098	$2,261
Property and equipment purchased under finance leases	$8,298	$5,061
Accrued lease surrender liability	$5,947	$—
Common stock issued to acquire new businesses	$2,598	$—
Acquisitions unpaid contingent consideration	$6,040	$8,255
Acquisitions contingent consideration paid in shares	$1,000	$—
Promissory note receivable issued in connection with the sale of assets of the Discontinued Specialty Lab	$4,348	$—

MONTROSE ENVIRONMENTAL GROUP, INC.

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

	(Unaudited) For the Quarter Ended December 31,
	2023			2022
			Segment			Segment
	Segment		Adjusted	Segment		Adjusted
	Revenues		EBITDA(1)	Revenues		EBITDA(1)(5)
Assessment, Permitting and Response	$50,093		$9,171	$45,183		$7,206
Measurement and Analysis	54,045	(2)	9,689	46,693	(2)	9,736	(4)
Remediation and Reuse	61,604		8,320	47,638		8,557
Total Operating Segments	165,742		27,180	139,514		25,499
Corporate and Other	—		(9,701)	—		(8,386)

	For the Year Ended December 31,
	2023			2022
			Segment			Segment
	Segment		Adjusted	Segment		Adjusted
	Revenues		EBITDA(1)	Revenues		EBITDA(1)(5)
Assessment, Permitting and Response	$220,727		$52,148	$187,234		$37,458
Measurement and Analysis	197,095	(3)	37,217	172,432	(3)	31,588	(4)
Remediation and Reuse	206,386		27,087	184,750		30,616
Total Operating Segments	624,208		116,452	544,416		99,662
Corporate and Other	—		(37,876)	—		(31,212)

________________________________________

(1)
For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.
(2)
Includes revenue of $2.9 million and $4.1 million from the Discontinued Specialty Lab for the quarter ended December 31, 2023 and 2022, respectively.
(3)
Includes revenue of $8.8 million and $17.0 million from the Discontinued Specialty Lab for the year ended December 31, 2023 and 2022, respectively.
(4)
Includes Adjusted EBITDA of $2.2 million and $2.1 million from the Discontinued Specialty Lab for the quarter and year ended December 31, 2022, respectively.
(5)
Includes the add back of start-up (credit) losses and investment in new services of $(0.7) million and $2.3 million for the quarter and year ended December 31, 2022, respectively. These costs are not added-back in 2023.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Diluted Adjusted Net Income per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income (Loss) as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Diluted Adjusted Net Income (Loss) per Share represents Adjusted Net Income (Loss) attributable to stockholders divided by the weighted average number of diluted shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2024. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. As a result of the growth in CTEH non-emergency response work, which is similar to services provided in our advisory businesses, we are including CTEH revenues from non-emergency response work in organic growth. This change did not impact previously reported organic growth. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(in thousands)

(Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(1,441)	$(10,812)	$(30,859)	$(31,819)
Amortization of intangible assets(1)	7,621	8,474	30,130	36,053
Stock-based compensation (2)	11,658	10,915	47,267	43,290
Acquisition costs (3)	1,960	537	6,930	1,891
Fair value changes in financial instruments (4)	(5,943)	1,268	(4,129)	(3,396)
Expenses related to financing transactions (5)	28	—	35	7
Fair value changes in business acquisition contingencies (6)	(330)	245	84	(3,227)
Discontinued Specialty Lab (7)	791	—	6,112	—
Other losses or expenses (8)	328	2,494	543	4,459
Tax effect of adjustments (9)	—	—	—	—
Adjusted Net Income	$14,672	$13,121	$56,113	$47,258
Preferred Dividend Series A-2	(4,100)	(4,100)	(16,400)	(16,400)
Adjusted Net Income attributable to stockholders	$10,572	$9,021	$39,713	$30,858

Net loss per share attributable to stockholders basic and diluted	$(0.18)	$(0.50)	$(1.57)	$(1.62)
Basic Adjusted Net Income per Share (10)	$0.35	$0.30	$1.32	$1.04
Diluted Adjusted Net Income per Share (11)	$0.27	$0.25	$1.07	$0.86

Weighted average common shares outstanding	30,185	29,720	30,058	29,688
Fully diluted shares	38,589	35,686	37,128	35,997

________________________________________

(1) Represents amortization of intangible assets.

(2) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(3) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(4) Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.

(5) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(6) Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7) Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab, which include $2.2 million in current expected credit losses on the promissory note receivable issued upon the sale and a $1.8 million gain on the sale of its assets.

(8) In 2023, amounts are primarily comprised of lease abandonment charges and expenses related to an aircraft accident, partially offset by a gain on the surrender of a lease and an aircraft insurance gain. In 2022, amounts include costs associated with the closing of a lab and severance costs related to a restructuring within our soil remediation business.

(9) The Company determined none of the adjustments have any tax impact since we are in a full deferred tax asset valuation allowance due to being in a cumulative 3-year pre-tax loss position as of December 31, 2023. Prior period amounts have been recalculated from amounts originally disclosed using the current methodology.

(10) Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.

(11) Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(in thousands)

(Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(1,441)	$(10,812)	$(30,859)	$(31,819)
Interest expense	2,286	1,229	7,793	5,239
Income tax (benefit) expense	(3,822)	358	(980)	2,250
Depreciation and amortization	11,964	11,551	45,780	47,479
EBITDA	$8,987	$2,326	$21,734	$23,149
Stock-based compensation (1)	11,658	10,915	47,267	43,290
Acquisition costs (2)	1,960	537	6,930	1,891
Fair value changes in financial instruments (3)	(5,943)	1,268	(4,129)	(3,396)
Expenses related to financing transactions (4)	28	—	35	7
Fair value changes in business acquisition contingencies (5)	(330)	245	84	(3,227)
Discontinued Specialty Lab (6)	791	—	6,112	—
Other losses or expenses (7)	328	2,494	543	4,459
Consolidated Adjusted EBITDA	$17,479	$17,785	$78,576	$66,173

___________________________________

(1) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(2) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(3) Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.

(4) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(5) Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(6) Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab, which include $2.2 million in current expected credit losses on the promissory note receivable issued upon the sale and a $1.8 million gain on the sale of its assets.

(7) In 2023, amounts are primarily comprised of lease abandonment charges and expenses related to an aircraft accident, partially offset by a gain on the surrender of a lease and an aircraft insurance gain. In 2022, amounts include costs associated with the closing of a lab and severance costs related to a restructuring within our soil remediation business.